Exhibit 23.1

                         CONSENT OF INDEPENDENT AUDITORS

We consent to the reference to our firm under the caption "Experts" and to the use of our reports dated March 10, 1998, with respect to the financial statements of Reckson Service Industries Inc., March 10, 1998, with respect to RO Partners Management LLC, February 5, 1998, except for Note 9 as to which the date is February 20, 1998, with respect to Veritech Ventures LLC, February 23, 1998, with respect to American Campus Lifestyles Companies, L.L.C. and February 23, 1998, with respect to Dobie Center all of which are included in the Amendment No. 3 to the Registration Statement (Form S-1) and related Prospectus of Reckson Service Industries, Inc. for the registration of $25,196,875 of its common stock.

New York, New York                                         /s/ Ernst & Young LLP
May 8, 1998